Exhibit 99.1

Kodak Reports Improved Profits and Cash Flow in Third Quarter 2010

Company’s Commercial and Consumer Inkjet Businesses Show Combined Revenue Growth Exceeding 20% Year-Over-Year;

GAAP Earnings (Loss) from Continuing Operations Improves by $68 Million; GAAP Earnings Before Interest, Other Income (Charges), Net, & Income Taxes Improve by $139 Million; Digital Earnings from Operations Improve by $142 Million;

Company Achieves Positive Cash Generation, Kodak Ends 3rd Quarter with Cash Balance of $1.4 Billion

ROCHESTER, N.Y.--(BUSINESS WIRE)--October 28, 2010--Eastman Kodak Company (NYSE:EK) today reported third-quarter results that reflect continued momentum of the company’s major strategic digital growth businesses; improved operating efficiencies; and the successful conclusion of an intellectual property licensing agreement, all contributing to year-over-year improvement in profitability and positive cash generation.

Third-quarter sales were $1.758 billion, a 1% decrease from the year-ago quarter, including two percentage points of unfavorable foreign exchange impact. As a result, third-quarter revenue was up slightly in local currencies.

Revenue from the company’s digital businesses grew 10% in the third quarter, reflecting increased demand for the company’s consumer and commercial inkjet products, packaging solutions, and workflow software and services, along with a non-recurring intellectual property licensing agreement. Revenue from the company’s digital commercial printing businesses grew by 13% in the third quarter, including 23% growth in commercial inkjet printing. Consumer inkjet printer and ink revenue grew by 26% in the third quarter. Profits from the company’s digital portfolio showed year-over-year improvement for the fourth consecutive quarter. Third-quarter revenue from the company’s Film, Photofinishing and Entertainment Group declined by 25%.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a third-quarter loss from continuing operations of $43 million, or $0.16 per share, compared with a loss from continuing operations on the same basis of $111 million, or $0.41 per share, in the year-ago period. Items of net expense that impacted comparability in the third quarter of 2010 totaled $38 million after tax, or $0.14 per share, primarily due to restructuring charges and tax-related items. Items of net expense that impacted comparability in the third quarter of 2009 totaled $48 million after tax, or $0.18 per share, due primarily to restructuring charges, asset sales, and tax related items. (Please refer to the attached Items of Comparability table for more information.)

“Our third-quarter performance was marked by continued acceleration in our strategic digital growth businesses, positive cash generation, improved profit margins, and continued operational improvements across the company,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “I am particularly pleased with the performance of our core growth businesses -- Consumer Inkjet, Commercial Inkjet, Packaging Solutions, and Workflow Software and Services. Revenue growth in these businesses continues to accelerate and in the third-quarter grew by a combined 23%. We also enjoyed growth in equipment unit placements, which will drive future consumable sales. All of these factors give me increased confidence that we are on track for a strong fourth-quarter performance, and continued improvement as we move forward.”

Other third-quarter 2010 details:

  Earnings from continuing operations, before interest expense, other income (charges), net, and income taxes were $58 million, a $139 million improvement as compared to an $81 million loss in the year-ago quarter. This earnings improvement was driven by operational improvements, including cost and efficiency gains, and the impact of a non-recurring intellectual property transaction.
  Gross Profit improved to 27.1% of sales, as compared to 20.3% in the year-ago period. This increase in margin was driven by both a non-recurring intellectual property licensing agreement and continued operational improvements.
  Selling, General and Administrative (SG&A) expenses were $314 million in the third quarter, down 1%, from $318 million in the year-ago quarter.
  Research and Development expenses were $83 million in the third quarter, as compared to $81 million in the year-ago quarter.

  Third-quarter 2010 cash generation, before restructuring payments, was $123 million, a $94 million improvement from the year-ago quarter. This corresponds to net cash provided by continuing operations on a GAAP basis of $140 million in the third quarter, compared with net cash used in continuing operations on a GAAP basis of $16 million in the third quarter of 2009.
  Kodak held $1.4 billion in cash and cash equivalents as of September 30, 2010, compared with $1.1 billion as of September 30, 2009.
  The carrying value of the company’s debt stood at $1.25 billion as of September 30, 2010, with total debt maturities of approximately $1.37 billion, including amounts classified as equity.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group third-quarter sales were $670 million, compared with $535 million in the prior-year quarter. This performance was driven by increased unit volume in Digital Capture & Devices and Consumer Inkjet, and the successful completion of an intellectual property licensing agreement, partially offset by competitive pricing pressure. Third-quarter earnings from operations for the segment improved by $171 million to $82 million from an $89 million loss in the prior-year quarter.
  Graphic Communications Group third-quarter 2010 sales were $657 million, compared with $674 million in the prior-year quarter, a 2.5% decline. This decrease reflects negative foreign exchange impact of more than two percentage points. Price/mix-related revenue declines in Prepress Solutions were essentially offset by revenue growth in Commercial Inkjet Printing, Electrophotographic Printing Solutions, and Business Solutions and Services. Third-quarter loss from operations for the segment was $19 million, compared with earnings of $10 million in the year-ago quarter. This earnings decline includes increased investment to support future growth opportunities in Commercial Inkjet, Packaging Solutions, and Workflow Software and Services.
  Film, Photofinishing and Entertainment Group third-quarter sales were $431 million, a 25% decline from the year-ago quarter, driven by continuing industry-related declines. Third-quarter earnings from operations for the segment were $20 million, compared with earnings of $47 million in the year-ago period. This decrease in earnings was primarily driven by industry-related declines in volumes and increased raw material costs, partially offset by cost reductions across the segment.

2010 Outlook

For 2010, Kodak remains focused on three key financial goals, which the company first announced at its February investor meeting: digital revenue growth, earnings from operations, and cash generation. Kodak’s ability to achieve its full-year 2010 goals is predicated upon successful implementation of the company’s new product and marketing programs, continued growth in the company’s major strategic digital growth businesses, continued operational improvements, and ongoing execution of the company’s intellectual property licensing program.

  For 2010, Kodak continues to target total company revenue of $7.5 billion to $7.7 billion.
  Kodak is targeting 2010 segment earnings from operations that will be within the previously communicated range of $350 million to $450 million. This equates to GAAP earnings from continuing operations before interest expense, other income (charges), net and income taxes of $275 million to $375 million.
  Kodak continues to forecast 2010 GAAP loss from continuing operations in the range of $50 million to $150 million, including the impact of the $102 million net charge for early extinguishment of debt, related to the company’s financing transactions in the first quarter of 2010.
  For full-year 2010, the company remains focused on its goal of achieving positive cash generation before restructuring payments. On a GAAP basis, the company is targeting net cash provided by continuing operations from operating activities in the range of $50 million to $150 million.
  The company continues to target a year-end cash balance in the range of $1.8 billion to $2.0 billion.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9818, ID 4366957#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, October 28, by dialing +1 303-590-3030, ID 4366957#. The playback number will be active until Thursday, November 4, at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our Kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: economic conditions; currency exchange rates; revenue; revenue growth; gross margins; earnings; earnings growth, cash generation; operational costs; potential revenue, cash and earnings from intellectual property licensing; and liquidity.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail under the heading “risk factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2010 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time:

  Continued weakness or worsening of economic conditions which could continue to adversely impact our financial performance and our liquidity;
  Whether we are successful with the strategic investment decisions we have made which could adversely affect our financial performance;
  Whether we effectively anticipate technology trends and develop and market new products to respond to changing customer preferences which could adversely affect our revenue and earnings;
  The competitive pressures we face which could adversely affect our revenue, earnings and market share;
  Whether our commercialization and manufacturing processes prevent product reliability and quality issues which could adversely affect our revenue, earnings and market share;
  Whether we are successful in licensing and enforcing our intellectual property rights or in defending against alleged infringement of the intellectual property rights of others which could adversely affect our revenue, earnings, expenses and liquidity;
  Whether we are able to provide competitive financing arrangements or extend credit to customers which could adversely impact our revenue and earnings;
  Whether our pension and post-retirement plan costs and contribution levels are impacted by changes in actuarial assumptions, future market performance of plan assets or obligations imposed by legislative or regulatory authorities which could adversely affect our financial position, results of operation and cash flow;
  Whether we are successful in attracting, retaining and motivating key employees which could adversely affect our revenue and earnings;

  Changes in currency exchange rates, interest rates and commodity costs which could adversely impact our results of operations and financial position;
  Our reliance on third party suppliers which could adversely affect our revenue, earnings and results of operations; and
  Whether we are required to recognize additional impairments in the value of our goodwill which could increase expenses and reduce profitability.

The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, any forward-looking statements represent the Company’s estimates only as of the date they are made, and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Eastman Kodak Company Third Quarter 2010 Results Non-GAAP Reconciliations

Within the Company's third quarter 2010 earnings release, reference is made to certain non-GAAP financial measures, including “Digital Earnings from Operations”, “Digital Revenue”, “Cash Generation Before Restructuring Payments” and “Segment Earnings from Operations”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the October 28, 2010 earnings release.

The following table reconciles third quarter 2010 versus third quarter 2009 digital earnings from operations improvement to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes improvement (amounts in millions):

Improvement
(Decline)

Digital earnings from operations improvement, as presented	$142
FPEG segment earnings from operations decline	-27
All other segment earnings from operations improvement	5
Total segment earnings from operations improvement	120
Restructuring costs, rationalization and other improvement	6
Other operating income (expenses), net improvement	13
Earnings from continuing operations before interest expense, other income
(charges), net and income taxes improvement (GAAP basis), as presented	$139

The following table reconciles digital revenue growth to the most directly comparable GAAP measure of total company revenue decline:

Growth
(Decline)

Digital revenue growth, as presented	10%
FPEG segment revenue decline, as presented	-25%
Total Company revenue decline, as presented	-1%

The following table reconciles cash generation before restructuring payments to the most directly comparable GAAP measure of net cash provided by (used in) operating activities (amounts in millions):

			Improvement
	Q3 2010	Q3 2009	(Decline)

Cash generation before restructuring payments, as presented	$123	$29	$94
Cash restructuring payments	(12)	(40)	28
Cash generation (use)	111	(11)	122
Proceeds from sales of businesses/assets	-	(41)	41
Free cash flow	111	(52)	163
Additions to properties	29	36	(7)
Net cash provided by (used in) operating activities (GAAP
basis), as presented	$140	$(16)	$156

The following table reconciles segment earnings from operations to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes (amounts
in millions):

2010
Outlook

Segment earnings from operations, as presented	$350-$450
Restructuring costs, rationalization and other items of comparability	(50) - (60)
Other operating income (expense), net	-20
Earnings from continuing operations before interest expense, other income (charges), net
and income taxes (GAAP basis), as presented	$275 - $375

The following table reconciles cash generation before restructuring payments to the most directly comparable
GAAP measure of net cash provided by continuing operations from operating activities (dollar amounts in millions):

2010
Outlook

Cash generation before restructuring payments, as presented	Positive
Cash restructuring payments	~ (100)
Cash use	~ (100)
Proceeds from sales of businesses/assets	(20)-(30)
Free cash flow	~ (125)
Additions to properties	~ 225
Net cash provided by continuing operations from operating activities (GAAP basis),
as presented	$50-$150

Items of Comparability

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the third quarter of 2010 and 2009, respectively.

	3rd Quarter
	2010		2009
(in millions, except per share data)		Diluted		Diluted
	$	EPS	$	EPS

Loss from continuing operations available to common stockholders	(43)	$(0.16)	(111)	$(0.41)

Items of Comparability - Income/(Expense):

Restructuring charges (COGS)	(5)	(0.02)	(2)	(0.01)
Restructuring charges (Restructuring costs, rationalization and other)	(24)	(0.09)	(33)	(0.12)
Total restructuring and rationalization charges	(29)	(0.11)	(35)	(0.13)
Gains (Losses) on asset sales or impairments (Other operating income/(expense), net)	3	0.01	(10)	(0.04)
Tax impacts of the above items, net ((Provision) benefit for income taxes)	1	0.01	3	0.01
Total Items of comparability, net of tax, before discrete tax items	(25)	(0.09)	(42)	(0.16)
Other discrete tax items ((Provision) benefit for income taxes)	(13)	(0.05)	(6)	(0.02)
Total Items of comparability, net of tax	$(38)	(0.14)	$(48)	(0.18)

CONTACT:
Eastman Kodak Company
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982
angela.nash@kodak.com